Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

INFINITY ENERGY RESOURCES, INC.

Infinity Energy Resources, Inc. (the “Corporation”), a corporation incorporated under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL” does hereby certify that:

FIRST: Article 1 of the Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

“The name of the corporation is American Noble Gas, Inc. (the “Company”)”

SECOND: Section 4.1(a) is hereby deleted in its entirety and replaced with the following:

“(a) The total number of shares of common stock, par value $.0001 per share, the Company is authorized to issue is 500,000,000.”

THIRD: Article 7, Section 7.2 of the Certificate of Incorporation, as amended to date, is stricken and is hereby deleted in its entirety.

FOURTH: The holders of a majority of the issued and outstanding voting stock of the Corporation have voted in favor of the aforesaid amendments at an annual meeting of said Corporation’s stockholders duly called and held upon notice in accordance with Section 222 of the DGCL.

FIFTH: The aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of this 14th day of October, 2021.

/s/ Stanton E. Ross
Stanton E. Ross
Chief Executive Officer